                                                   OMB APPROVAL
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                                                   Expires:    October 31, 1997
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                                                   hours per response . . .14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                           HMT Technology Corporation
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   0004039171
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  2  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  3  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  4  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Subordinated Debt Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  5  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  6  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  7  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners SD, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  8  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors II, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  9  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 42 Pages

CUSIP NO.   0004039171                 13G                PAGE  10  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 42 Pages

CUSIP NO.   0004039171                 13G                PAGE  11  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 42 Pages

CUSIP NO.   0004039171                 13G                PAGE  12  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 42 Pages

CUSIP NO.   0004039171                 13G                PAGE  13  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 42 Pages

CUSIP NO.   0004039171                 13G                PAGE  14  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 42 Pages

CUSIP NO.   0004039171                 13G                PAGE  15  OF  42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  16  OF 42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  17  OF 42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 17 of 42 Pages

CUSIP NO. 0004039171                   13G                   PAGE 18 OF 42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 18 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  19  OF 42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             9,420,940 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         9,420,940 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,420,940 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                22.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 19 of 42 Pages

CUSIP NO.   0004039171                 13G                 PAGE  20  OF 42 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joseph F. Trustey
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             4,920,433 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                         4,920,433 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,920,433 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                11.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 20 of 42 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer:  HMT Technology Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  1055 Page Avenue, Fremont, CA 94538

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P, Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. III, and Stamps, Woodsum & Co. IV.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Summit Partners III, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.


                               Page 21 of 42 Pages

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP Number:0004039171

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                  (a)   [ ]      Broker or Dealer registered under Section
                                 15 of the Securities Exchange Act of 1934 (the
                                 "Act").

                  (b)   [ ]      Bank as defined in Section 3(a)(6) of the Act.

                  (c)   [ ]      Insurance Company as defined in Section
                                 3(a)(19) of the Act.

                  (d)   [ ]      Investment Company registered under Section 8
                                 of the Investment Company Act of 1940.

                  (e)   [ ]      Investment Adviser registered under Section 203
                                 of the Investment Advisers Act of 1940.

                  (f)   [ ]      Employee Benefit Plan, Pension Fund which is
                                 subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or
                                 Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [ ]      Parent Holding Company, in accordance with
                                 Rule 13d-1(b)(ii)(G) of the Act.

                  (h)   [ ]      Group, in accordance with Rule
                                 13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 9,420,940 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 9,420,940 shares of


                               Page 22 of 42 Pages

                        Common Stock as of December 31, 1997. Messr. Trustey may be deemed to own 4,920,433 shares of Common Stock as of December 31, 1997.

                        As of December 31, 1997, Summit Ventures III, L.P. was the record owner of 4,338,070 shares of Common Stock. As of December 31, 1997, Summit Investors II, L.P. was the record owner of 162,437 shares of Common Stock. As of December 31, 1997, Summit Ventures IV, L.P. was the record owner of 4,338,070 shares of Common Stock. As of December 31, 1997, Summit Subordinated Debt Fund, L.P. was the record owner of 582,363 shares of Common Stock. The shares held of record by Summit Ventures III, L.P., Summit Investors II, L.P., Summit Ventures IV, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 9,420,940 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 9,420,940 shares of Common Stock. In his capacity as individual general partner of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV, Messr. Trustey may be deemed to own beneficially 4,920,433 shares of Common Stock.

                  (b)   Percent of Class:

                        Summit Ventures II, L.P.: 22.0%
                        Summit Partners II, L.P.: 22.0%
                        Summit Ventures III, L.P.: 22.0%
                        Summit Partners III, L.P.:  22.0%
                        Summit Subordinated Debt Fund, L.P.:  22.0%
                        Summit Partners SD, L.P.:  22.0%
                        Summit Investors II, L.P.:  22.0%
                        Stamps, Woodsum & Co. III:  22.0%
                        Stamps, Woodsum & Co. IV:  22.0%
                        E. Roe Stamps, IV:  22.0%
                        Stephen G. Woodsum:  22.0%
                        Gregory M. Avis:  22.0%
                        Martin J. Mannion:  22.0%
                        John A. Genest:  22.0%
                        Ernest K. Jacquet:  22.0%
                        Bruce R. Evans:  22.0%
                        Walter G. Kortschak:  22.0%
                        Thomas S. Roberts: 22.0%
                        Joseph F. Trustey:  11.5%


                               Page 23 of 42 Pages

            The foregoing percentages are calculated based on the 42,658,949 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for HMT Technology Corporation for the quarter ended September 30, 1997.

      (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                   0 shares for each reporting person

           (ii)    shared power to vote or to direct the vote:

                   Summit Ventures III, L.P.:  9,420,940 shares
                   Summit Partners III, L.P.:  9,420,940 shares
                   Summit Ventures IV, L.P.:  9,420,940 shares
                   Summit Partners IV, L.P.: 9,420,940 shares
                   Summit Subordinated Debt Fund, L.P. 9,420,940 shares Summit Partners SD, L.P.: 9,420,940 shares
                   Summit Investors II, L.P.:  9,420,940 shares
                   Stamps, Woodsum & Co. III:  9,420,940 shares
                   Stamps, Woodsum & Co. IV:  9,420,940 shares
                   E. Roe Stamps, IV:  9,420,940 shares
                   Stephen G. Woodsum:  9,420,940 shares
                   Gregory M. Avis:  9,420,940 shares
                   Martin J. Mannion:  9,420,940 shares
                   John A. Genest:  9,420,940 shares
                   Ernest K. Jacquet:  9,420,940 shares
                   Bruce R. Evans:  9,420,940 shares
                   Walter G. Kortschak:  9,420,940 shares
                   Thomas S. Roberts: 9,420,940 shares
                   Joseph F. Trustey: 4,920,433 shares

           (iii)   sole power to dispose or direct the disposition of:

                   0 shares for each reporting person

           (iv)    shared power to dispose or direct the disposition of:

                   Summit Ventures III, L.P.:  9,420,940 shares
                   Summit Partners III, L.P.:  9,420,940 shares
                   Summit Ventures IV, L.P.:  9,420,940 shares
                   Summit Partners IV, L.P.: 9,420,940 shares
                   Summit Subordinated Debt Fund, L.P.: 9,420,940 shares


                               Page 24 of 42 Pages

                               Summit Partners SD, L.P.: 9,420,940 shares
                               Summit Investors II, L.P.:  9,420,940 shares
                               Stamps, Woodsum & Co. III:  9,420,940 shares
                               Stamps, Woodsum & Co. IV:  9,420,940 shares
                               E. Roe Stamps, IV:  9,420,940 shares
                               Stephen G. Woodsum:  9,420,940 shares
                               Gregory M. Avis:  9,420,940 shares
                               Martin J. Mannion:  9,420,940 shares
                               John A. Genest:  9,420,940 shares
                               Ernest K. Jacquet:  9,420,940 shares
                               Bruce R. Evans:  9,420,940 shares
                               Walter G. Kortschak:  9,420,940 shares
                               Thomas S. Roberts:  9,420,940 shares
                               Joseph F. Trustey:  4,920,433 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of HMT Technology Corporation, except in the case of Summit Ventures IV, L.P., for the 4,338,070 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P., for the 582,363 shares which it holds of record, in the case of Summit Investors II, L.P., for the 162,437 shares which it holds of record, and in the case of Summit Ventures III, L.P., for the 4,338,070 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.


                               Page 25 of 42 Pages

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 26 of 42 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10th, 1998

SUMMIT VENTURES IV, L.P.                         SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                   By:/s/ John A. Genest
                                                    ----------------------------
                                                    General Partner
By:   Stamps, Woodsum & Co. IV
                                                 SUMMIT PARTNERS IV, L.P.
      By:             *
         --------------------------
         E. Roe Stamps, IV                       By:   Stamps, Woodsum & Co. IV
         General Partner
                                                       By:           *
                                                          ----------------------
SUMMIT VENTURES III, L.P.                                 E. Roe Stamps, IV
                                                          General Partner
By:   Summit Partners III, L.P.
                                                 SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                                 By:   Stamps, Woodsum & Co. III
      By:             *
         --------------------------
         E. Roe Stamps, IV                             By:           *
         General Partner                                  ----------------------
                                                          E. Roe Stamps, IV
                                                          General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                 SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                 By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                       By:           *
                                                          ----------------------
     By:              *                                   E. Roe Stamps, IV
         --------------------------                       General Partner
         E. Roe Stamps, IV
         General Partner



                               Page 27 of 42 Pages

STAMPS, WOODSUM & CO. IV                           STAMPS, WOODSUM & CO. III

By:               *                                By:              *
      ------------------------                        --------------------------
      E. Roe Stamps, IV                               E. Roe Stamps, IV
      General Partner                                 General Partner

             *                                                    *
-----------------------------                      -----------------------------
E. Roe Stamps, IV                                  Martin J. Mannion

             *                                     /s/ John A. Genest
-----------------------------                      -----------------------------
Stephen G. Woodsum                                 John A. Genest

             *                                                    *
-----------------------------                      -----------------------------
Gregory M. Avis                                    Ernest K. Jacquet

             *
-----------------------------
Joseph F. Trustey                                                 *
                                                   -----------------------------
                                                   Bruce R. Evans

                                                                  *
                                                   -----------------------------
                                                   Walter G. Kortschak

                                                                  *
                                                   -----------------------------
                                                   Thomas S. Roberts

                                                                  *
                                                   -----------------------------
                                                   Joseph F. Trustey

                                                   *By:/s/ John A. Genest
                                                       -------------------------
                                                       John A. Genest,
                                                       Attorney-in-fact



----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 28 of 42 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of HMT Technology Corporation.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10th day of February, 1998.

SUMMIT VENTURES IV, L.P.                         SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                   By:/s/ John A. Genest
                                                    ---------------------------
                                                    General Partner
By:   Stamps, Woodsum & Co. IV
                                                 SUMMIT PARTNERS IV, L.P.
      By:             *
         --------------------------
         E. Roe Stamps, IV                       By:   Stamps, Woodsum & Co. IV
         General Partner
                                                       By:          *
SUMMIT VENTURES III, L.P.                                 ---------------------
                                                          E. Roe Stamps, IV
                                                          General Partner
By:   Summit Partners III, L.P.
                                                 SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                                 By :  Stamps, Woodsum & Co. III
      By:             *
         --------------------------
         E. Roe Stamps, IV                             By:          *
         General Partner                                  ---------------------
                                                          E. Roe Stamps, IV
                                                          General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                 SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                 By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                       By:          *
      By:             *                             ---------------------
         --------------------------                       E. Roe Stamps, IV
         E. Roe Stamps, IV                                General Partner
         General Partner


                               Page 29 of 42 Pages

STAMPS, WOODSUM & CO. III                                         *
                                                     ---------------------------
                                                     E. Roe Stamps, IV

By:               *                                               *
   ---------------------------                       ---------------------------
   E. Roe Stamps, IV                                 Stephen G. Woodsum
   General Partner
                                                                  *
                                                     Gregory M. Avis
STAMPS, WOODSUM & CO. IV
                                                                  *
By:               *                                  ---------------------------
   ---------------------------                       Martin J. Mannion
   E. Roe Stamps, IV
   General Partner                                   /s/ John A. Genest
                                                     ---------------------------
                                                     John A. Genest

                                                                  *
                                                     ---------------------------
                                                     Ernest K. Jacquet

                                                                  *
                                                     ---------------------------
                                                     Bruce R. Evans

                                                                  *
                                                     ---------------------------
                                                     Walter G. Kortschak

                                                                  *
                                                     ---------------------------
                                                     Thomas S. Roberts

                                                                  *
                                                     ---------------------------
                                                     Joseph F. Trustey


                               Page 30 of 42 Pages

                                                *By: /s/ John A. Genest
                                                     ---------------------------
                                                     John A. Genest,
                                                     Attorney-in-fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                               Page 31 of 42 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                               Page 32 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  E. Roe Stamps, IV
                                         ---------------------------------------
                                         E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public

                                        My Commission expires:  October 20, 2000



                               Page 33 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Stephen G. Woodsum
                                         ---------------------------------------
                                         Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 34 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Martin J. Mannion
                                         ---------------------------------------
                                         Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 35 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/ John A. Genest
                                         ---------------------------------------
                                         John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 36 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/ Gregory M. Avis
                                         ---------------------------------------
                                         Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                              Page 37 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Ernest K. Jacquet
                                         ---------------------------------------
                                         Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 38 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Thomas S. Roberts
                                         ---------------------------------------
                                         Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 39 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/ Bruce R. Evans
                                         ---------------------------------------
                                         Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 40 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Walter G. Kortschak
                                         ---------------------------------------
                                         Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                               Page 41 of 42 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                         /s/  Joseph F. Trustey
                                         ---------------------------------------
                                         Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                               Page 42 of 42 Pages